UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 15, 2012

CALIBRUS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53548	86-0970023
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1225 W. Washington Street, Suite 213, Tempe AZ  85281
(Address of principal executive offices) (Zip Code)

(602) 778-7516
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement

Asset Purchase Agreement

On June 15, 2012, Calibrus, Inc. (the “Company”) entered into an asset purchase agreement (the “Agreement”) with Calibrus Hosted Business Solutions, LLC, an Arizona limited liability company (the “Buyer”), under which the Buyer will purchase substantially all of the assets of the Company’s hosted business solutions business segment (the “TPV Business”) for $3,000,000 in cash.  The closing date (the “Closing Date”) of the transaction is to be on or before August 31, 2012.

The Company agreed to sell its TPV business in order to provide funding for Fanatic Fans, which is its location-based social medial/social networking application for smart phones.  It has been live on the Apple App Store and Android Marketplace since April 2011.  The sale of the TPV business allows the Company to focus its efforts, financial resources and management time on Fanatic Fans.

On the Closing Date, the Buyer will pay the Company $2,000,000 in cash and the balance in two separate installments of $500,000 each, payable at twelve months and eighteen months, respectively, after the Closing Date.  The cash payment on the Closing Date will be reduced by any amounts due to the Buyer and a third party under:  (i) an Amended and Restated Senior Multiple Advance Promissory Note, dated June 15, 2012, executed by the Company in favor of the Buyer in the principal amount of $150,000, and (ii) a Senior Multiple Advance Promissory Note, dated June 15, 2012, executed by the Company in favor of a third party in the final principal amount of $250,000, of which $150,000 is to be funded on or before June 28, 2012.

Within thirty days after the end of the twelve month period immediately following the Closing Date, the Buyer will pay the Company $500,000 in cash (the “Twelve Month Payment”), subject to adjustment.  Within such thirty-day period, the Buyer will calculate the gross revenues received from all of the existing customers of the TPV Business as of the Closing Date and from six prospective customers of the TPV Business that the Company has actively engaged or can demonstrate proof of active engagement for new business (collectively, the "Business Customers") for the twelve-month period beginning on the Closing Date and ending on the last day of the twelfth month following the Closing Date (the “Twelve Month Revenue”). If the Twelve Month Revenue is equal to $3,500,000, there will be no adjustment to the Twelve Month Payment. If the Twelve Month Revenue is less than $3,500,000, the Twelve Month Payment will be reduced by $1.25 for every $1.00 the Twelve Month Revenue is less than $3,500,000. If the Twelve Month Revenue is equal to or less than $3,100,000, the Buyer will not owe the Twelve Month Payment to the Company.  If the Twelve Month Revenue is greater than $3,500,000, the Twelve Month Payment will be increased by $0.20 for every $1.00 the Twelve Month Revenue is greater than $3,500,000 until the Twelve Month Revenue equals or exceeds $5,000,000, at which time no further payments will be due the Company.

Within thirty days after the end of the eighteen month period immediately following the Closing Date, the Buyer will pay the Company $500,000 in cash (the “Eighteen Month Payment”), subject to adjustment.  Within such thirty-day period, the Buyer will calculate the gross revenues received from the Business Customers for the twelve month period beginning on the first day of the seventh month following the Closing Date and ending at the end of the eighteenth month following the Closing Date (the “Eighteen Month Revenue”).  If the Eighteen Month Revenue is equal to $3,500,000, there will be no adjustment to the Eighteen Month Payment.  If the Eighteen Month Revenue is less than $3,500,000, the Eighteen Month Payment will be reduced by $1.25 for every $1.00 the Eighteen Month Revenue is less than $3,500,000. If the Eighteen Month Revenue is equal to or less than $3,100,000, Buyer will not owe the Eighteen Month Payment to the Company.  If the Eighteen Month Revenue is greater than $3,500,000, the Eighteen Month Payment will be increased by $0.20 for every $1.00 the Eighteen Month Revenue is greater than $3,500,000 until the Eighteen Month Revenue equals or exceeds $5,000,000, at which time no further payments will be due to the Company.

As conditions to closing, among other items, the Company must obtain the approval of its shareholders for the sale of the TPV business and the consent of certain of its customers to assign the TPV contracts and to have the Buyer perform the services.  The Company may terminate the Agreement if the final $150,000 installment of the Shotey Note is not funded when due.

The Agreement contains customary representations and warranties and covenants by each party. Both parties are obligated, subject to certain limitations, to indemnify the other under the Agreement for certain customary and other specified matters, including breaches of representations and warranties, non-fulfillment or breaches of covenants and for certain liabilities and third-party claims.

Certain principal shareholders and officers of the Company have agreed to vote for the transaction at the special meeting of stockholders and to deal only with the Buyer in relation to the sale of the TPV Business.  These shareholders represent approximately 38% of the issued and outstanding common stock of the Company.

The foregoing description of the Agreement is not intended to be complete and is qualified in its entirety by the complete text of the Agreement attached as Exhibit 10.1 to this current report on Form 8-K.

Item 9.01.     Financial Statements and Exhibits

 (d) Exhibits:

Exhibit Number	Description
10.1	Asset Purchase Agreement, dated June 15, 2012, by and among Calibrus, Inc. and Calibrus Hosted Business Solutions, LLC.
99.1	Press Release, dated June 21, 2012.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 21, 2012

Calibrus, Inc.

By:	/s/ Greg Holmes
Name: Greg Holmes
Title: President